Exhibit 99.1

Special Black-Out Notice Concerning Limitations on

Trading in New York Community Bancorp, Inc. Equity Securities

To:	Executive Officers and Directors of New York Community Bancorp, Inc. (“NYCB”)

From: R. Patrick Quinn

Senior Executive Vice President, General Counsel and Corporate Secretary

Date:	December 5, 2023

The purpose of this notice is to inform you of an impending “blackout period” for trading in NYCB equity securities (“NYCB stock”) due to the transition of the New York Community Bancorp, Inc. Employee Savings Plan and Flagstar 401(k) Plan (together, the “401(k) Plan”) to Empower Retirement, LLC (“Empower”), which is expected to begin on December 21, 2023, 4pm EST. This notice is provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. This blackout period, which is described in more detail below, is necessary to transfer the assets, recordkeeping and other services related to the 401(k) Plan to Empower.

Under the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, the executive officers and directors of New York Community Bancorp, Inc. (“NYCB”) will generally be prohibited from engaging in transactions involving NYCB equity securities (including NYCB preferred stock or options and other derivatives based on NYCB stock) during this blackout period, including transactions involving shares of NYCB stock that are held outside of the 401(k) Plan.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

The blackout period is expected to begin at 4pm Eastern Time on December 21, 2023, and is expected to be completed by the week of January 15, 2024, provided, however, that the blackout period may be extended due to events that are beyond the control of NYCB. We will notify you of any changes that affect the duration of the blackout period. In addition, during the blackout period and for a period of two years after the end of the blackout period, you may obtain, without charge, information regarding the blackout period, including the actual beginning and end dates of the blackout period, by contacting, in writing, Jan Klym at 5151 Corporate Drive, Troy, Michigan 48098, phone: 248-312-6029 or jan.klym@flagstar.com.

As a general matter, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of NYCB that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership but include any transaction in which you have a pecuniary interest.

The blackout covers transactions involving securities that you acquired in connection with service as a director or executive officer. This includes, among other things, securities acquired under a compensatory plan or contract (including restricted stock or restricted stock unit awards) or as a direct or indirect inducement to your employment or joining the Board of Directors. Securities acquired outside of an individual’s service as a director or executive officer (including shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

There are certain exemptions to the blackout trading prohibition, including:

•

Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout); and

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

Please note that you are subject to a trading blackout from December 29, 2023 through January 25, 2024 under the NYCB Securities Trading Policy. Notwithstanding the expiration of the blackout period described in this notice, you will continue to be subject to restrictions under the Securities Trading Policy through January 25, 2024.

The rules summarized above are complex, and the application of the rules may be subject to interpretation in the context of a specific transaction. We therefore request that you contact Jan Klym at 5151 Corporate Drive, Troy, Michigan 48098, phone: 248-312-6029 or jan.klym@flagstar.com before engaging in any transaction involving NYCB stock during the blackout period, or if you believe that any transaction involving NYCB stock in which you have a pecuniary interest may occur during the blackout period.

Thank you in advance for your cooperation with these requirements.